Maine & Maritimes Corporation Announces New Board Chair

PRESQUE ISLE, ME -- 05/17/2005 -- Maine & Maritimes Corporation (AMEX: MAM) announced today that Richard G. Daigle has been elected Chairperson of the Board of Directors. Mr. Daigle replaces G. Melvin Hovey who served as Board Chairperson from 1989 to 2005. Mr. Hovey will continue to serve his final term on the Board of Directors and stated, "I am personally appreciative of the opportunity to have served our Company as Chairperson for the last sixteen years. We have seen tremendous changes in the electric utility industry during this period and stand today confident in our abilities to expand and execute our diversified growth strategy. We are pleased Rick Daigle has agreed to assume the position of Chairperson, allowing for a smooth transition as part of our overall succession planning process."

During the Company's Annual Organization Meeting held following the annual shareholder meeting last week in New York City at the American Stock Exchange, Mr. Hovey announced his desire to retire as Chairperson to facilitate an effective succession plan. Daigle, an independent director, was elected by unanimous vote of the Board of Directors. Nathan L. Grass, also an independent director, was elected Vice Chairperson. During the annual meeting, shareholders re-elected D. James Daigle, Deborah L. Gallant, Lance A. Smith, and G. Melvin Hovey as Board members for another three-year term.

"This is an exceptionally exciting time for Maine & Maritimes Corporation," says Daigle. "I want to personally thank Mr. Hovey for his valued leadership and look forward to working closely with him in this transition. His experience, commitment, and insightfulness have helped transform our Company from a small publicly traded and regulated utility to a growing and diversified multi-national enterprise. As our Company focuses on increasing shareholder value through our U.S. and Canadian growth strategy, I look forward to working closely with members of the Board and our Management Team to build a continuing successful company with strong beliefs in our philosophy of sustainability."

Daigle, CEO and Chairman of Daigle Oil Company and President of Cold Brook Energy, has been a MAM Director since 1994 and brings significant competitive business and energy experience to his new post. Daigle is a graduate of Boston College.

After receiving the report and recommendations of the Maine & Maritimes Corporation Corporate Governance Committee, also on May 11, 2005, the Board of Directors elected the following officers to serve until the next annual election of officers and until their successors have been duly chosen and qualified, or until his/her earlier resignation or removal from office in the manner provided by law:

Maine & Maritimes Corporation

Richard G. Daigle, Chairperson of the Board of Directors; Nathan L. Grass, Vice Chairperson of the Board of Directors; J. Nicholas Bayne, President and Chief Executive Officer; Kurt A. Tornquist, Senior Vice President, Chief Financial Officer and Treasurer; Michael I. Williams, Vice President, Chief Accounting Officer, Controller, Assistant Treasurer and Assistant Secretary; John P. Havrilla, Vice President, Corporate Strategy and Chief Development Officer; Annette N. Arribas, Vice President, Corporate Compliance and Investor Relations; and Patrick C. Cannon, General Counsel, Secretary and Clerk.

Maine Public Service Company (a Maine & Maritimes Corporation Subsidiary)

Richard G. Daigle, Chairperson of the Board of Directors; Nathan L. Grass, Vice Chairperson of the Board of Directors; J. Nicholas Bayne, President and Chief Executive Officer; Kurt A. Tornquist, Senior Vice President, Chief Financial Officer and Treasurer; Brent M. Boyles, Senior Vice President and Chief Operating Officer; Michael I. Williams, Vice President, Chief Accounting Officer, Controller, Assistant Treasurer and Assistant Secretary; Mark M. Hovey, Vice President, Human Resources and Organizational Development; Michael A. Eaton, Vice President, Information and Technology Management; and Patrick C. Cannon, General Counsel, Secretary and Clerk.

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility. MAM is also the parent company of The Maricor Group, its Canadian subsidiary, The Maricor Group, Canada Ltd, and its US subsidiary RES Engineering, Inc., both engineering, asset development and lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd; and Maricor Technologies, Inc., an information technology based subsidiary. MAM is headquartered in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Hudson and Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in Maine & Maritimes Corporation's public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

Contact:
Annette N. Arribas
Vice President Investor Relations
Phone: 207.760.2402
Fax: 207.760.2403
E-Mail: aarribas@maineandmaritimes.com